Exhibit 10.24
FIFTH AMENDMENT TO CREDIT AGREEMENT
THIS AMENDMENT TO CREDIT AGREEMENT (this “Amendment”) is entered into as of June 30, 2008, by and between STARTEK, INC., a Delaware corporation and STARTEK USA, INC., a Colorado corporation (“Borrower”), and WELLS FARGO BANK, NATIONAL ASSOCIATION (“Bank”).
RECITALS
WHEREAS, Borrower is currently indebted to Bank pursuant to the terms and conditions of that certain Credit Agreement between Borrower and Bank dated as of June 30, 2003, as amended from time to time (“Credit Agreement”).
WHEREAS, Bank and Borrower have agreed to certain changes in the terms and conditions set forth in the Credit Agreement and have agreed to amend the Credit Agreement to reflect said changes.
NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Credit Agreement shall be amended as follows:
1. Section 1.1 (a) is hereby deleted in its entirety, and the following substituted therefor:
"(a) Line of Credit. Subject to the terms and conditions of this Agreement, Bank hereby agrees to make advances to Borrower from time to time up to and including June 30, 2009, not to exceed at any time the aggregate principal amount of Ten Million Dollars ($10,000,000.00) (“Line of Credit”), the proceeds of which shall be used to finance Borrower’s working capital requirements, general corporate purposes, acquisitions and stock repurchases. Borrower’s obligation to repay advances under the Line of Credit shall be evidenced by a promissory note dated as of June 30, 2008 (“Line of Credit Note”), all terms of which are incorporated herein by this reference.”
2. The following is hereby added to the Credit Agreement as Section 1.2 (c):
“(c) Unused Commitment Fee. Borrower shall pay to Bank, for each fiscal quarter that Borrower’s Tangible Net Worth is less than $110,000,000, an unused commitment fee in an amount equal to one eighth of one percent (.125%) per annum (computed on the basis of a 360-day year, actual days elapsed) of the average daily unused amount of the Line of Credit, which fee shall be calculated on a quarterly basis by Bank and shall be due and payable by Borrower in arrears within ten (10) days after each billing is sent by Bank.”
3. The following is hereby added to the Credit Agreement as Section 1.4:
“SECTION 1.4. COLLATERAL.
As security for all indebtedness and other obligations of Borrower to Bank subject hereto, Borrower hereby grants to Bank security interests of first priority in all Borrower’s accounts receivable, other rights to payment, and general intangibles.

All of the foregoing shall be evidenced by and subject to the terms of such security agreements, financing statements, deeds or mortgages, and other documents as Bank shall reasonably require, all in form and substance satisfactory to Bank. Borrower shall pay to Bank immediately upon demand the full amount of all charges, costs and expenses (to include fees paid to third parties and all allocated costs of Bank personnel), expended or incurred by Bank in connection with any of the foregoing security, including without limitation, filing and recording fees and costs of appraisals, audits and title insurance.”
4. Section 4.9 (a) is hereby deleted in its entirety, and the following substituted therefor:
“(a) Tangible Net Worth measured at the end of each fiscal quarter, with “Tangible Net Worth” defined as the aggregate of total stockholders’ equity plus subordinated debt less any intangible assets, not at any time less than $105,000,000.00 through December 31, 2007 and shall increase (but never decrease) at each subsequent fiscal quarter end by an amount equal to 25% of net income (but only if positive) for each fiscal quarter then ended.”
5. Bank is aware that Borrower is in breach of Section 4.9(b) of the Credit Agreement for the period ending June 30, 2008, which requires that Borrower not have a net loss for such period. Bank has decided to waive its default rights with respect to this breach for the period ending June 30, 2008. This waiver applies only to this specific instance. It is not a waiver of any subsequent breach of the same provision of the Agreement, nor is it a waiver of any breach of any other provision of the Agreement. Bank reserves all of the rights, powers and remedies available to Bank under the Credit Agreement and any related documents, including the right to cease making advances and the right to accelerate any indebtedness, if any subsequent breach of the same provision or any other provision of the Agreement should occur.
6. Section 4.9 (b) is hereby deleted in its entirety, without substitution.
7. Section 4.9 (c) is hereby renumbered as Section 4.9 (b).
8. Section 5.2 is hereby deleted in its entirety, and the following substituted therefor:
“SECTION 5.2. OTHER INDEBTEDNESS. Create, incur, assume or permit to exist any indebtedness or liabilities resulting from borrowings, loans or advances, whether secured or unsecured, matured or unmatured, liquidated or unliquidated, joint or several, that exceeds $5,000,000.00 in the aggregate during the term of the loan, except (a) the liabilities of Borrower to Bank, and (b) any other liabilities of Borrower existing as of, and disclosed to Bank prior to, the date hereof.”
9. Section 5.5 is hereby deleted in its entirety, and the following substituted therefor:
“SECTION 5.5. LOANS, ADVANCES, INVESTMENTS. Make any loans or advances to or investments in any person or entity in excess of $5,000,000.00 during the term of the loan, except any of the foregoing existing as of, and disclosed to Bank prior to, the date hereof. This excludes current trading or investment for sale portfolio.”
10. Section 5.7 is hereby deleted in its entirety, and the following substituted therefor:
“SECTION 5.7 PLEDGE OF ASSETS. Mortgage, pledge, grant or permit to exist a security interest in, or lien upon, all or any portion of Borrower’s assets now owned or hereafter acquired that exceeds $5,000,000.00 in the aggregate during the term of the loan, except any of the foregoing in favor of Bank or which is existing as of, and disclosed to Bank in writing prior to, the date hereof. Borrower shall allow no person or entity a security interest in, or lien upon, its accounts receivable or inventory without prior written consent of Bank.”

11. In consideration of the changes set forth herein and as a condition to the effectiveness hereof, immediately upon signing this Amendment, Borrower shall pay to Bank a non-refundable amendment fee of $5,000.00.
12. Except as specifically provided herein, all terms and conditions of the Credit Agreement remain in full force and effect, without waiver or modification. All terms defined in the Credit Agreement shall have the same meaning when used in this Amendment. This Amendment and the Credit Agreement shall be read together, as one document.
13. Borrower hereby remakes all representations and warranties contained in the Credit Agreement and reaffirms all covenants set forth therein. Borrower further certifies that as of the date of this Amendment there exists no Event of Default as defined in the Credit Agreement, nor any condition, act or event which with the giving of notice or the passage of time or both would constitute any such Event of Default.
IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and year first written above.

STARTEK, INC.
By:	/s/ David G. Durham
David G. Durham, Chief Financial Officer/Treasurer

By:	/s/ Sylvia A. Church
Sylvia A. Church, Vice President/Controller

STARTEK USA, INC.
By:	/s/ David G. Durham
David G. Durham, Chief Financial Officer/Treasurer

By:	/s/ Sylvia A. Church
Sylvia A. Church, Vice President/Controller

WELLS FARGO BANK, NATIONAL ASSOCIATION
By:	/s/ Wendee Crowley
Wendee Crowley, Vice President

WELLS FARGO	REVOLVING LINE OF CREDIT NOTE

$10,000,000.00	Denver, Colorado
June, 30, 2008
FOR VALUE RECEIVED, the undersigned STARTEK, INC. and STARTEK USA, INC. (“Borrower”) promises to pay to the order of WELLS FARGO BANK, NATIONAL ASSOCIATION (“Bank”) at its office at Colorado RCBO, 1700 Lincoln Street, 8th Floor, Denver, CO 80203, or at such other place as the holder hereof may designate, in lawful money of the United States of America and in immediately available funds, the principal sum of $10,000,000.00, or so much thereof as may be advanced and be outstanding, with interest thereon, to be computed on each advance from the date of its disbursement as set forth herein.
1. DEFINITIONS:
As used herein, the following terms shall have the meanings set forth after each, and any other term defined in this Note shall have the meaning set forth at the place defined:
1.1 “Business Day” means any day except a Saturday, Sunday or any other day on which commercial banks in Colorado are authorized or required by law to close.
1.2 “Fixed Rate Term” means a period commencing on a Business Day and continuing for 1, 2 or 3 months, as designated by Borrower, during which all or a portion of the outstanding principal balance of this Note bears interest determined in relation to LIBOR; provided however, that no Fixed Rate Term may be selected for a principal amount less than $100,000.00; and provided further, that no Fixed Rate Term shall extend beyond the scheduled maturity date hereof. If any Fixed Rate Term would end on a day which is not a Business Day, then such Fixed Rate Term shall be extended to the next succeeding Business Day.
1.3 “LIBOR” means the rate per annum (rounded upward, if necessary, to the nearest whole 1/8 of 1%) determined by dividing Base LIBOR by a percentage equal to 100% less any LIBOR Reserve Percentage.
(a) “Base LIBOR” means the rate per annum for United States dollar deposits quoted by Bank as the Inter-Bank Market Offered Rate, with the understanding that such rate is quoted by Bank for the purpose of calculating effective rates of interest for loans making reference thereto, on the first day of a Fixed Rate Term for delivery of funds on said date for a period of time approximately equal to the number of days in such Fixed Rate Term and in an amount approximately equal to the principal amount to which such Fixed Rate Term applies. Borrower understands and agrees that Bank may base its quotation of the Inter-Bank Market Offered Rate upon such offers or other market indicators of the Inter-Bank Market as Bank in its discretion deems appropriate including, but not limited to, the rate offered for U.S. dollar deposits on the London Inter-Bank Market.
(b) “LIBOR Reserve Percentage” means the reserve percentage prescribed by the Board of Governors of the Federal Reserve System (or any successor) for “Eurocurrency Liabilities” (as defined in Regulation D of the Federal Reserve Board, as amended), adjusted by Bank for expected changes in such reserve percentage during the applicable Fixed Rate Term.
1.4 “Prime Rate” means at any time the rate of interest most recently announced within Bank at its principal office as its Prime Rate, with the understanding that the Prime Rate is one of Bank’s base rates and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto, and is evidenced by the recording thereof after its announcement in such internal publication or publications as Bank may designate.

2. INTEREST:
2.1 Interest. The outstanding principal balance of this Note shall bear interest (computed on the basis of a 360-day year, actual days elapsed) either (a) at a fluctuating rate per annum 1.00000% below the Prime Rate in effect from time to time, or (b) at a fixed rate per annum determined by Bank to be 1.50000% above LIBOR in effect on the first day of the applicable Fixed Rate Term. When interest is determined in relation to the Prime Rate, each change in the rate of interest hereunder shall become effective on the date each Prime Rate change is announced within Bank. With respect to each LIBOR selection option selected hereunder, Bank is hereby authorized to note the date, principal amount, interest rate and Fixed Rate Term applicable thereto and any payments made thereon on Bank’s books and records (either manually or by electronic entry) and/or on any schedule attached to this Note, which notations shall be prima facie evidence of the accuracy of the information noted.
2.2 Selection of Interest Rate Options. At any time any portion of this Note bears interest determined in relation to LIBOR, it may be continued by Borrower at the end of the Fixed Rate Term applicable thereto so that all or a portion thereof bears interest determined in relation to the Prime Rate or to LIBOR for a new Fixed Rate Term designated by Borrower. At any time any portion of this Note bears interest determined in relation to the Prime Rate, Borrower may convert all or a portion thereof so that it bears interest determined in relation to LIBOR for a Fixed Rate Term designated by Borrower. At such time as Borrower requests an advance hereunder or wishes to select a LIBOR option for all or a portion of the outstanding principal balance hereof, and at the end of each Fixed Rate Term, Borrower shall give Bank notice specifying: (a) the interest rate option selected by Borrower; (b) the principal amount subject thereto; and (c) for each LIBOR selection, the length of the applicable Fixed Rate Term. Any such notice may be given by telephone (or such other electronic method as Bank may permit) so long as, with respect to each LIBOR selection, (i) if requested by Bank, Borrower provides to Bank written confirmation thereof not later than 3 Business Days after such notice is given, and (ii) such notice is given to Bank prior to 10:00 a.m. on the first day of the Fixed Rate Term, or at a later time during any Business Day if Bank, at it’s sole option but without obligation to do so, accepts Borrower’s notice and quotes a fixed rate to Borrower. If Borrower does not immediately accept a fixed rate when quoted by Bank, the quoted rate shall expire and any subsequent LIBOR request from Borrower shall be subject to a redetermination by Bank of the applicable fixed rate. If no specific designation of interest is made at the time any advance is requested hereunder or at the end of any Fixed Rate Term, Borrower shall be deemed to have made a Prime Rate interest selection for such advance or the principal amount to which such Fixed Rate Term applied.
2.3 Taxes and Regulatory Costs. Borrower shall pay to Bank immediately upon demand, in addition to any other amounts due or to become due hereunder, any and all (a) withholdings, interest equalization taxes, stamp taxes or other taxes (except income and franchise taxes) imposed by any domestic or foreign governmental authority and related in any manner to LIBOR, and (b) future, supplemental, emergency or other changes in the LIBOR Reserve Percentage, assessment rates imposed by the Federal Deposit Insurance Corporation, or similar requirements or costs imposed by any domestic or foreign governmental authority or resulting from compliance by Bank with any request or directive (whether or not having the force of law) from any central bank or other governmental authority and related in any manner to LIBOR to the extent they are not included in the calculation of LIBOR. In determining which of the foregoing are attributable to any LIBOR option available to Borrower hereunder, any reasonable allocation made by Bank among its operations shall be conclusive and binding upon Borrower.
2.4 Payment of Interest. Interest accrued on this Note shall be payable on the last day of each month, commencing July 31, 2008.
2.5 Default Interest. From and after the maturity date of this Note, or such earlier date as all principal owing hereunder becomes due and payable by acceleration or otherwise, the outstanding principal balance of this Note shall bear interest until paid in full at an increased rate per annum (computed on the basis of a 360-day year, actual days elapsed) equal to 4% above the rate of interest from time to time applicable to this Note.

3. BORROWING AND REPAYMENT:
3.1 Borrowing and Repayment. Borrower may from time to time during the term of this Note borrow, partially or wholly repay its outstanding borrowings, and reborrow, subject to all of the limitations, terms and conditions of this Note and of the Credit Agreement between Borrower and Bank defined below; provided however, that the total outstanding borrowings under this Note shall not at any time exceed the principal amount stated above. The unpaid principal balance of this obligation at any time shall be the total amounts advanced hereunder by the holder hereof less the amount of principal payments made hereon by or for Borrower, which balance may be endorsed hereon from time to time by the holder. The outstanding principal balance of this Note shall be due and payable in full on June 30, 2009.
3.2 Advances. Advances hereunder, to the total amount of the principal sum available hereunder, may be made by the holder at the oral or written request of (a) A. Laurence Jones, Sylvia A. Church, or David G. Durham, any one acting alone, who are authorized to request advances and direct the disposition of any advances until written notice of the revocation of such authority is received by the holder at the office designated above, or (b) any person, with respect to advances deposited to the credit of any deposit account of Borrower, which advances, when so deposited, shall be conclusively presumed to have been made to or for the benefit of Borrower regardless of the fact that persons other than those authorized to request advances may have authority to draw against such account. The holder shall have no obligation to determine whether any person requesting an advance is or has been authorized by Borrower.
3.3 Application of Payments. Each payment made on this Note shall be credited first, to any interest then due and second, to the outstanding principal balance hereof. All payments credited to principal shall be applied first, to the outstanding principal balance of this Note which bears interest determined in relation to the Prime Rate, if any, and second, to the outstanding principal balance of this Note which bears interest determined in relation to LIBOR, with such payments applied to the oldest Fixed Rate Term first.
4. PREPAYMENT:
4.1 Prime Rate. Borrower may prepay principal on any portion of this Note which bears interest determined in relation to the Prime Rate at any time, in any amount and without penalty.
4.2 LIBOR. Borrower may prepay principal on any portion of this Note which bears interest determined in relation to LIBOR at any time and in the minimum amount of $100,000.00; provided however, that if the outstanding principal balance of such portion of this Note is less than said amount, the minimum prepayment amount shall be the entire outstanding principal balance thereof. In consideration of Bank providing this prepayment option to Borrower, or if any such portion of this Note shall become due and payable at any time prior to the last day of the Fixed Rate Term applicable thereto by acceleration or otherwise, Borrower shall pay to Bank immediately upon demand a fee which is the sum of the discounted monthly differences for each month from the month of prepayment through the month in which such Fixed Rate Term matures, calculated as follows for each such month:
(a) Determine the amount of interest which would have accrued each month on the amount prepaid at the interest rate applicable to such amount had it remained outstanding until the last day of the Fixed Rate Term applicable thereto.
(b) Subtract from the amount determined in (a) above the amount of interest which would have accrued for the same month on the amount prepaid for the remaining term of such Fixed Rate Term at LIBOR in effect on the date of prepayment for new loans made for such term and in a principal amount equal to the amount prepaid.
(c) If the result obtained in (b) for any month is greater than zero, discount that difference by LIBOR used in (b) above.
Borrower acknowledges that prepayment of such amount may result in Bank incurring additional costs, expenses and/or liabilities, and that it is difficult to ascertain the full extent of such costs, expenses and/or liabilities. Borrower, therefore, agrees to pay the above-described prepayment fee and agrees that said amount represents a reasonable estimate of the prepayment costs, expenses and/or liabilities of Bank. If Borrower fails to pay any prepayment fee when due, the amount of such prepayment fee shall thereafter bear interest until paid at a rate per annum 2.000% above the Prime Rate in effect from time to time (computed on the basis of a 360-day year, actual days elapsed).

5. EVENTS OF DEFAULT:
This Note is made pursuant to and is subject to the terms and conditions of that certain Credit Agreement between Borrower and Bank dated as of June 30, 2003, as amended from time to time (the “Credit Agreement”). Any default in the payment or performance of any obligation under this Note, or any defined event of default under the Credit Agreement, shall constitute an “Event of Default” under this Note.
6. MISCELLANEOUS:
6.1 Remedies. Upon the occurrence of any Event of Default, the holder of this Note, at the holder’s option, may declare all sums of principal and interest outstanding hereunder to be immediately due and payable without presentment, demand, notice of nonperformance, notice of protest, protest or notice of dishonor, all of which are expressly waived by Borrower, and the obligation, if any, of the holder to extend any further credit hereunder shall immediately cease and terminate. Borrower shall pay to the holder immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys’ fees (to include outside counsel fees and all allocated costs of the holder’s in-house counsel), expended or incurred by the holder in connection with the enforcement of the holder’s rights and/or the collection of any amounts which become due to the holder under this Note, and the prosecution or defense of any action in any way related to this Note, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by Bank or any other person) relating to Borrower or any other person or entity.
6.2 Obligations Joint and Several. Should more than one person or entity sign this Note as a Borrower, the obligations of each such Borrower shall be joint and several.
6.3 Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of Colorado.
IN WITNESS WHEREOF, the undersigned has executed this Note as of the date first written above.

STARTEK, INC.
By:	/s/ David G. Durham
David G. Durham, Chief Financial Officer/Treasurer

By:	/s/ Sylvia A. Church
Sylvia A. Church, Vice President/Controller

STARTEK USA, INC.
By:	/s/ David G. Durham
David G. Durham, Chief Financial Officer/Treasurer

By:	/s/ Sylvia A. Church
Sylvia A. Church, Vice President/Controller

ADDENDUM TO PROMISSORY NOTE
(PRIME/LIBOR PRICING ADJUSTMENTS)
THIS ADDENDUM is attached to and made a part of that certain promissory note executed by STARTEK, INC. and STARTEK USA, INC. (“Borrower”) and payable to WELLS FARGO BANK, NATIONAL ASSOCIATION (“Bank”), or order, dated as of June 30, 2008, in the principal amount of Ten Million Dollars ($10,000,000.00) (the “Note”).
The following provisions are hereby incorporated into the Note to reflect the interest rate adjustments agreed to by Bank and Borrower:
INTEREST RATE ADJUSTMENTS:
(a) Initial Interest Rates. The initial interest rates applicable to this Note shall be the rates set forth in the “Interest” paragraph herein.
(b) Interest Rate Adjustments. In addition to any interest rate adjustments resulting from changes in the Prime Rate, Bank shall adjust the Prime Rate and LIBOR margins used to determine the rates of interest applicable to this Note on a quarterly basis, commencing with Borrower’s fiscal quarter ending June 30, 2008, if required to reflect a change in Borrower’s ratio of Total Tangible Net Worth (as defined in the Credit Agreement referenced herein), in accordance with the following grid:

	Applicable	Applicable	Unused
	Prime Rate	LIBOR	Commitment
Total Tangible Net Worth	Margin	Margin	Fee

$110,000,000.00 or greater	-1.00%	1.50%	None

less than $110,000,000.00	-.75%	1.75%	.125%
Each such adjustment shall be effective on the first Business Day of Borrower’s fiscal quarter following the quarter during which Bank receives and reviews Borrower’s most current fiscal quarter-end financial statements in accordance with any requirements established by Bank for the preparation and delivery thereof.
IN WITNESS WHEREOF, this Addendum has been executed as of the same date as the Note.

STARTEK, INC.
By:	/s/ David G. Durham
David G. Durham, Chief Financial Officer/Treasurer

By:	/s/ Sylvia A. Church
Sylvia A. Church, Vice President/Controller

STARTEK USA, INC.
By:	/s/ David G. Durham
David G. Durham, Chief Financial Officer/Treasurer

By:	/s/ Sylvia A. Church
Sylvia A. Church, Vice President/Controller